Exhibit (h)(11)

KEELEY FUNDS, INC.

TENTH AMENDMENT TO THE

FUND ACCOUNTING SERVICING AGREEMENT

THIS TENTH AMENDMENT effective as of the 20th day of November, 2014, to the Fund Accounting Servicing Agreement, dated as of the 15th of April, 2005, as amended on April 10, 2006, October 1, 2006, August 15, 2007, December 21, 2007, August 7, 2009, November 3, 2009, February 2, 2010, September 15, 2011 and December 1, 2011 (the “Agreement”), is entered into by and between KEELEY FUNDS, INC., a Maryland Corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

A.	Section 15 of the Agreement shall be replaced in its entirety with the following language:

15. Term of Agreement; Amendment

This Agreement shall become effective as of December 1, 2014 and will continue in effect through November 30, 2016. Subsequent to November 30, 2016, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

B.	Section 24 of the Agreement shall be replaced in its entirety with the following language:

24. Early Termination

In the absence of any material breach of this agreement, should the Trust elect to terminate this agreement prior to the end of the term, the trust agrees to pay the following fees:

(a)	All monthly fees through the life of the contract, including the rebate of any negotiated discounts;

(b)	All fees associated with converting services to successor service provider;

(c)	All fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

(d)	All out-of-pocket costs associated with a-c above.

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ John L. Keeley, Jr.	By:	/s/ Michael R. McVoy
Name:	John L. Keeley, Jr.		Name: Michael R. McVoy
Title:	President		Title: Executive Vice President

Amended Exhibit A

to the Fund Accounting Servicing Agreement - Keeley Funds, Inc.

Separate Series of Keeley Funds, Inc.

Name of Series

KEELEY Small Cap Value Fund

KEELEY Small Cap Dividend Value Fund

KEELEY Small-Mid Cap Value Fund

KEELEY Mid Cap Value Fund

KEELEY All Cap Value Fund

KEELEY Alternative Value Fund

KEELEY Mid Cap Dividend Value Fund

KEELEY International Small Cap Value Fund

Amended Exhibit B to the Keeley Funds, Inc. to the Fund Accounting Servicing Agreement

ACCOUNTING, ADMINISTRATION & COMPLIANCE SERVICES

FEE SCHEDULE EFFECTIVE: December 1, 2014 Services through November 30, 2016

Annual Asset-based Fee*

•	.0250% (2.50 basis points) on the first $1.5 billion of fund complex assets

•	.0150% (1.50 basis points) on the next $6.5 billion of fund complex assets

•	.0125% (1.25 basis points) on the balance of fund complex assets

CCO Fee - $3000/year – Waived

Daily Compliance - .25 bpts on assets

Service Fees

•	Pricing Services*

•	$.15 Domestic Equities, Options, ADRs

•	$.50 Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates.

•	$.80 CMO’s, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency Bonds, Asset Backed Securities, Mortgage Backed Securities.

•	$125 /fund/month - Mutual Fund Security Pricing

•	$1.00 – Bank Loans

•	$3.00 – Credit Default Swaps

•	$1.50 – Swaptions, Index Swaps

•	$0.90 – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps.

•	Corporate Action & Manual Pricing Services

•	$2.00 /Foreign Equity Security per Month for Corporate Action Service

•	$1.00/Domestic Equity Security per Month for Corporate Action Service

•	$500 /month Manual Security Pricing (>25/day)

•	Factor Services (BondBuyer)

•	$1.50 /CMO/month

•	$.25 /Mortgage Backed/month

•	$300 /month Minimum Per Fund Group

•	Fair Value Services (FT Interactive)*

•	$.636 on the first 100 securities per day

•	$.466 on the balance of securities per day

•	Advisor Information Source web portal

•	No Charge

*Per security per fund per pricing day.

Out-Of-Pocket Expenses – Including, but not limited to: courier & postage, stationery, programming, special reports, projects, and /or programming, board reporting, daily compliance testing systems expenses, proxies, insurance, EDGAR filing, retention & storage of records, federal & state regulatory filing fees, certain insurance premiums, expenses for board of directors meetings & related travel, audit & legal fees, and conversion expenses. GICS (currently $2500/yr/fund family for Schedule of investments and $2000/yr/fund family for fact sheets. If used for fact sheets, Advisor must pay the fee.) MSCI (currently $1,750/yr/fund for public and internal use. If using MSCI for fact sheets for web site, client must contact MSCI and setup a separate contract.) XBRL Filing – Currently $900/fund/year, PFIC Charges.

The addition of funds, classes, master-feeder structures, foreign securities, sub-advisors or multiple advisors, legal administration, SEC 15c reporting, AIS data delivery are subject to additional fees after discussion.

*Subject to annual CPI increase, Milwaukee MSA

Fees are billed monthly for a standard three year term.

This fee schedule supersedes all previous drafts.